UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (date of earliest event reported): November 24, 2003


                             HEALTHSOUTH Corporation
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

                               1-10315 63-0860407
           (Commission File Number) (IRS Employer Identification No.)


               One HealthSouth Parkway, Birmingham, Alabama 35243
          (Address of Principal Executive Offices, Including Zip Code)


                                 (205) 967-7116
              (Registrant's Telephone Number, Including Area Code)

ITEM 9. Regulation FD Disclosure.

         On November 24, 2003, representatives of HEALTHSOUTH Corporation will begin providing to HEALTHSOUTH employees information through a Town Hall Broadcast to update employees on recent developments at HEALTHSOUTH.

         The information contained in the script of the Town Hall Broadcast is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time. We undertake no duty or obligation to publicly update or revise the information contained in this script, although we may do so from time to time as our management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

         The information presented in this script includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 in addition to historical information. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "targets," "potential" or "continue" or the negative of these terms or other comparable terminology. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include: the investigations by the Department of Justice, the SEC and other governmental agencies into our financial reporting and related activity calling into question the accuracy of our previously filed financial statements; our statement that, as a result of the investigations, our previously filed financial statements should no longer be relied upon and we may restate our prior financial statements; the withdrawal by our former accountants of their audit reports on all of our previously filed financial statements; the outcome of pending litigation filed against us; significant changes in our management team; our ability to successfully amend, restructure and/or renegotiate our existing indebtedness or cure or receive waivers of the events of default under such agreements, the failure of which may result in our filing of a voluntary petition for bankruptcy; our ability to continue to operate in the ordinary course and manage our relationships with our creditors, including our lenders, bondholders, vendors and suppliers, employees and patients; changes, delays in or suspension of reimbursement for our services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; changes to or delays in the implementation of the prospective payment system for inpatient rehabilitation services; competitive pressures in the healthcare industry and our response thereto; our ability to obtain and retain favorable arrangements with third-party payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in our SEC filings and other public announcements.

         The text of the script is as follows:

Town Hall Broadcast - November 24 & 25, 2003

BOB:
Good afternoon and thank you for joining us for a brief update on HealthSouth.

Over the last eight months, we have all worked hard to stabilize the Company's operations without disrupting the most critical part of our business - patient care. Thanks to your hard work and support, we have made steady progress in each of our primary goals: protecting our core clinical and patient needs; improving and strengthening our cash flow; and restoring the Company's financial credibility. While there is much work to be done, we are seeing real and measurable success day in and day out.

JOEL:
Today we'd like to talk about the progress that has been made, our current financial situation, changes in our governance and compliance policies, the ongoing investigations, and a look at our operations across the country.

On a business level, we have been working diligently to meet our financial obligations and to restore the Company's credibility with our stockholders and the investing public. We have come a long way on this front. In mid-August, we made a payment of $117 million, representing all past due interest then owed to our creditors. On October 1st we made our semi-annual interest payment due to our bondholders of approximately $40 million. We are now current on all of our interest payments and intend to remain current on all upcoming interest payments. We also intend to repay all the principal amounts of our debt in full.

We are continuing to have discussions with our banks and bondholders to address our financial situation and restructure our corporate debt. Alvarez & Marsal is working diligently on this front and hope to have a restructuring plan in place in the coming months. While the process of negotiating with our creditors is a lengthy one, we remain committed to doing the right thing for all of the Company's stakeholders and are confident that we will reach an agreement.

BOB:
Another component of restoring our Company's credibility involves improving governance policies and compliance programs. We have brought in outside experts to assist us in strengthening these areas of our business. I serve as Chairman of HealthSouth's Governance Committee and we have recently undertaken a comprehensive review of our governance platform, including the charters for the various standing committees of the Board of Directors. The proposed recommendations of the Governance Committee will be considered by the Special Committee of the Board of Directors in the coming months. The changes we have proposed are designed to ensure that our system of corporate governance meet or exceed the requirements of the Sarbanes-Oxley Act, the recently revised listing standards of the New York Stock Exchange and best corporate practices appropriate for HealthSouth.

HealthSouth's Governance Committee is working with two nationally recognized search firms to retain new members of the Board of Directors. We have already attracted one highly qualified new member, Lee Hillman, who joined us in September and serves as Chairman of our Audit Committee.

 In addition to our governance initiatives, the past few months have taught us that corporate compliance is something that all companies need to take very seriously. Our future success is dependent on all of our employees conducting business in an ethical manner and reporting anything they feel is either suspect or wrong.

Under our new "Compliance and Ethics Program," we have implemented a 24-hour hotline which is managed by an independent third party. Employee anonymity will be protected, and you should feel assured you can express your concerns in complete confidence. Concerns will be heard and, if necessary, the Compliance Committee of the Board of Directors will investigate allegations independently of upper management. I have seen very specific examples of employees raising issues quickly and directly.

We are committed to giving our Compliance Department the necessary resources to operate with the utmost integrity and efficiency. Our new program is designed around employee participation and feedback at ALL levels of the Company. As the new standards are implemented, we ask that you take them very seriously. We need your help to maintain these new high levels of compliance and ask that you be our eyes and ears in the field. You deserve to believe in and be proud of the company that you represent.

JOEL:
Many of you watched as certain members of the Board of Directors, employees, and some of HealthSouth's previous management and advisors testified before Congress. We want you to know that when asked to testify before the committee, your Board of Directors appeared without hesitation. These hearings were an opportunity for us to answer the questions of our elected officials and to discuss the current operating situation of the new HealthSouth.

In the next few months several former employees who have pleaded guilty are expected to be sentenced for their part in the fraud. In addition, HealthSouth's former Chief Executive Officer, Richard Scrushy, has been criminally indicted by the Department of Justice and will face a trial in the coming months. The Company continues to cooperate fully with the ongoing investigations and we will keep you updated as appropriate.

BOB:
As we started off by saying, our operations have continued uninterrupted - even through the most challenging times in our Company's history. Many positive changes have taken place during the past months that we'd like to discuss in more detail.

JOEL:
The Surgery Division continues to be strong. We have numerous physicians around the country interested in the re-syndication of partnership interests, and we hope to have some of those completed this quarter. There are also several new centers slated for development next year. The Surgery Division is spending the necessary capital to maintain our presence in the marketplace and improve our technology as we move forward.

Operating results for October in the Inpatient Division were very strong and cash collections continue to be at least 100 percent of net revenues. The Inpatient Division continues to grow: opening a new rehabilitation hospital this month; two facilities receiving LTAC designations in the fourth quarter; and several LTACs in development for early 2004. As reported at a recent Joint Commission Summation Conference, the Inpatient Division had superior results for 2003, with 33 hospitals averaging a score of 98 -- well above the national average, as were the division's third quarter patient satisfaction scores. When patients were asked, "Would you recommend this facility to others?" the response was the highest it's been in more than a year.

BOB:
In the Diagnostics Division, Karen Davis has done an outstanding job in her new role as president. The volume of both MR and CT scans have increased in the past two months by almost 1,000 a month. We are pursuing some national contracts for diagnostic services and are in the process of purchasing new equipment, where needed, to keep our diagnostic facilities competitive. The Diagnostics Division is also rebuilding a team of dedicated marketing people, who are currently working on plans to stimulate additional grown in the division.

Additionally, many exciting leadership changes have taken place in our Outpatient Rehabilitation division. We recently announced an agreement with Motion Computing - a top-tier tablet PC maker - to deploy 5,000 tablet PCs to our clinicians. This tablet allows clinicians to access patient information from virtually anywhere and should streamline workflow, improve accuracy and reduce costs by managing scheduling, registration, clinical documentation, coding, and reporting. It will provide our clinicians with the latest technology and keep us focused on our main priority - our patients. The tablets are being tested now and, working with the market leaders, we will roll them out to all of our outpatient rehab facilities over the next 24 to 36 months.

We also have a national search underway for a divisional president and hope to have an announcement about that in the near future.

JOEL:
Let me address another area about which many of you have sent questions to the employee hotline -- our executive leadership positions. We are actively looking at candidates for the positions of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. However, this is a process that will naturally take some time. We want to make sure the decisions made are in the best long-term interest of our employees, our patients and our shareholders.
We would like to take this opportunity to reiterate; however, that Bryan Marsal, Bob and I are fully committed to staying right here until the appropriate people can be found and a smooth transition is complete.

BOB:
As the holiday season approaches, we can look back on a year of challenges that nobody could have predicted. The progress we have made over the past seven months is due in large part to the hard work and dedication of you -- our thousands of employees throughout the country -- and I would like to take this opportunity to thank you once again.

JOEL:
Bob is right. You have remained focused on your work and have not let the wrongdoing of a small group of individuals derail the future of our Company. Without this commitment to delivering outstanding care to our patients each and every day, the recent success at HealthSouth would not have been possible. I hope each of you and your families have a healthy and happy holiday season.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            HEALTHSOUTH CORPORATION


                                            By: /s/ Gregory L. Doody
                                                ----------------------------
                                                Name:  Gregory L. Doody
                                                Title: Corporate Counsel and
                                                       Secretary


         Dated: November 24, 2003